Filed Pursuant To Rule 433

Registration No. 333-275079

October 19, 2023

RESOURCES CONTACT INVESTOR LOGIN INVESTMENT SOLUTIONS RESEARCH BLOG COMPANY START INVESTING Grayscale Products Grayscale's suite of investment products offer investors comprehensive exposure to crypto and the digital economy. All Single Asset Diversified Crypto Products Grayscale has pioneered the model of providing investors with exposure to digital assets in the form of a security without the challenges of buying, storing, and safekeeping crypto. As of 2023-10-18 SYMBOL | NAME AUM HOLDINGS/SHARE HOLDINGS/SHARE 1 DAY MARKET PRICE/SHARE MARKET PRICE/SHARE 1 DAY GBAT Grayscale Basic Attention Token Trust $987,130.08 $1.59 -5.92% $1.90 0.00% BCHG Grayscale Bitcoin Cash Trust $68,540,019.44 $1.97 0.00% $1.73 -1.14% GBTC Grayscale Bitcoin Trust $17,579,978,186.78 $25.39 -0.94% $22.20 0.18% GLNK Grayscale Chainlink Trust $2,211,668.64 $6.89 0.58% $17.50 -6.42% MANA Grayscale Decentraland Trust $4,973,444.93 $2.62 -1.13% $5.00 4.17% DEFG Grayscale Decentralized Finance (DeFi) Fund $2,554,109.58 $10.92 -0.27% $12.60 0.00% GDLC Grayscale Digital Large Cap Fund $243,518,298.97 $15.35 -0.39% $9.69 5.10% ETCG Grayscale Ethereum Classic Trust $172,486,880.46 $12.33 -0.40% $6.76 1.81% ETHE Grayscale Ethereum Trust $4,657,038,542.17 $15.02 0.00% $11.56 0.87% FILG Grayscale Filecoin Trust $333,049.57 $2.99 -0.99% $18.00 0.00% HZEN Grayscale Horizen Trust $4,478,968.01 $0.66 -1.49% $0.78 -3.70% LTCN Grayscale Litecoin Trust $90,917,249.01 $5.28 -1.86% $4.68 -2.09% GLIV Grayscale Livepeer Trust $3,202,501.20 $5.21 -2.43% $5.50 0.00% Private placement only Grayscale Smart Contract Platform Ex-Ethereum Fund $1,018,096.35 $3.74 -1.32% —— —— GSOL Grayscale Solana Trust $2,756,861.54 $9.06 -1.74% $35.00 12.43% GXLM Grayscale Stellar Lumens Trust $7,539,891.83 $9.14 -0.65% $22.07 -3.96% ZCSH Grayscale Zcash Trust $8,072,930.28 $2.14 0.47% $1.66 -6.21% Past performance is not necessarily indicative of future results. Digital Asset Holdings per Share is calculated daily at 4 pm ET, based on the applicable CoinDesk Index or Reference Rate. If you would like to see how Holdings is calculated, please refer to the applicable Product’s disclosure language on OTC Markets Group or in its private placement memorandum. Market Price per Share is quoted on the OTC Markets Group. For additional information, visit the OTC Markets Group website at www.otcmarkets.com. Products displayed with a Market Price per Share also maintain a public quotation on the OTC Markets Group. To date, the Product has not met its investment objective and the Shares of the Product quoted on OTC Markets Group has not reflected the value of digital assets held by the Product, less the Product’s expenses and other liabilities, but instead have traded at both premiums and discounts to such value, with variations that have at times been substantial. Grayscale Bitcoin Trust (GBTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC 290 Harbor Drive, Stamford, CT 06902. Explore More Products ETF Products Grayscale ETFs aim to capture emerging opportunities in the ever-evolving world, and represent investment exposures to potential growth areas. LEARN MORE Ready to Invest? 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Investments managed by GSA are registered under the Investment Company Act of 1940 and subject to the rules and regulations of the Securities Act of 1933 and Investment Advisers Act of 1940. Carefully consider each Product’s investment objectives, risk factors, fees and expenses before investing. This and other information can be found in each Product’s private placement memorandum, which may be obtained from Grayscale and, for each Product that is an SEC reporting company, the SEC’s website, or for each Product that reports under the OTC Markets Alternative Reporting Standards, the OTC Markets website. Reports prepared in accordance with the OTC Markets Alternative Reporting Standards are not prepared in accordance with SEC requirements and may not contain all the information that is useful for an informed investment decision. Read these documents carefully before investing. Investments in the Products are speculative investments that involve high degrees of risk, including a partial or total loss of invested funds. Grayscale Products are not suitable for any investor that cannot afford loss of the entire investment. The shares of each Product are intended to reflect the price of the digital asset(s) held by such Product (based on digital asset(s) per share), less such Product’s expenses and other liabilities. Because each Product does not currently operate a redemption program, there can be no assurance that the value of such Product’s shares will reflect the value of the assets held by such Product, less such Product’s expenses and other liabilities, and the shares of such Product, if traded on any secondary market, may trade at a substantial premium over, or a substantial discount to, the value of the assets held by such Product, less such Product’s expenses and other liabilities, and such Product may be unable to meet its investment objective. This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any security in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change. The shares of each Product are not registered under the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (except for Products that are SEC reporting companies), the Investment Company Act of 1940, or any state securities laws. The Products are offered in private placements pursuant to the exemption from registration provided by Rule 506(c) under Regulation D of the Securities Act and are only available to accredited investors. As a result, the shares of each Product are restricted and subject to significant limitations on resales and transfers. Potential investors in any Product should carefully consider the long-term nature of an investment in that Product prior to making an investment decision. The shares of certain Products are also publicly quoted on OTC Markets and shares that have become unrestricted in accordance with the rules and regulations of the SEC may be bought and sold throughout the day through any brokerage account. The Products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC). © 2023 Grayscale Investments, LLC. All rights reserved. The GRAYSCALE and GRAYSCALE INVESTMENTS logos, graphics, icons, trademarks, service marks and headers are registered and unregistered trademarks of Grayscale Investments, LLC in the United States. Prior to October 3, 2022, the Products were distributed by Genesis Global Trading, Inc. (Member FINRA/SIPC, MSRB Registered

Grayscale Bitcoin Trust (GBTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902.